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For Immediate Release
---------------------

         VNUS MEDICAL TECHNOLOGIES REPORTS FOURTH-QUARTER 2008 RESULTS:
           32% REVENUE GROWTH AND RECORD FOURTH QUARTER PROFITABILITY
             $27.2 Million Net Revenues, $0.21 Net Income Per Share

SAN JOSE, Calif.--February 10, 2009 --VNUS(R) Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of venous disease, today announced its financial results for the fourth quarter and full year ended December 31, 2008.

Net revenues for the fourth quarter increased 32% to $27.2 million compared with $20.6 million for the fourth quarter of 2007 and increased 18% when compared to the third quarter of 2008 at $23.1 million. Net revenues for the fourth quarter of 2008 included net product revenues and royalty revenues. Net product revenues are derived from the sale of disposable endovenous catheters and devices, RF generators and accessory products. Royalty revenues are derived from other companies paying royalties for a license to certain VNUS patents previously subject to an infringement lawsuit.

Net product revenues for the fourth quarter of 2008 increased $5.4 million to $26.0 million compared to $20.6 million for the fourth quarter of 2007. Fourth quarter net product revenues increased 19% compared to net product revenues in the third quarter of 2008 of $21.9 million. The increase in net product revenues from the fourth quarter of 2007 was due to continuing higher sales of disposable ClosureFAST(TM) catheters and ClosureRFS devices, and higher overall international sales. Disposable catheters and device unit sales increased in the fourth quarter of 2008 by 36% compared to the fourth quarter of 2007 and increased 26% sequentially.

Fourth-quarter net income was $3.5 million, compared with a net income of $0.9 million for the fourth quarter of 2007 and a net income of $1.6 million for the third quarter of 2008. Gross margins in the fourth quarter improved to 68.9% compared to 65.8% in the fourth quarter of 2007, and compared to 69.6% sequentially. Patent litigation expenses included in the fourth quarter were $561,000, compared to $647,000 in the comparable quarter in 2007 and $331,000 in the third quarter in 2008. Fully diluted earnings for the fourth quarter of 2008 was $0.21 per share, compared with $0.05 per share for the fourth quarter of 2007 and $0.10 per share for the third quarter of 2008.

Net revenues for 2008 were $101.2 million, an increase of 43% compared with $70.9 million for 2007. Excluding $8.7 million of non-recurring royalty revenues, net revenues in 2008 increased 30% compared to 2007. Net product revenues in 2008 grew 25% compared to 2007 and annual unit sales in unit catheters and devices increased 37% compared to 2007. The 2008 net income was $13.5 million or $0.81 per share compared to 2007 net loss of $5.5 million or $0.36 per share. Excluding $8.7 million of non-recurring royalty revenues in 2008, net income per share was $0.33 compared to net loss of $0.36 per share in 2007. Net income for 2008 and net loss for 2007 included patent litigation expenses of $2.3 million and $5.2 million, respectively.

Adjusted EBITDA for the fourth quarter of 2008 was earnings of $5.6 million, as compared to EBITDA of $776,000 in the comparable quarter of 2007, and $3.6 million in the third quarter of 2008. For periods with net income, earnings per share, if fully taxed at 38%, would be $0.14 for the fourth quarter of 2008 compared to earnings per share, if fully taxed at the same rate, of $0.07 in the third quarter of 2008. The Company expects to be in a Fully Taxed EPS position on a GAAP basis during 2010. Accordingly, the Company has decided to provide supplemental disclosure of Fully Taxed EPS as a long term measure of growth in earnings on a comparable constant per share basis absent the utilization of net operating loss carryforwards and one-time events, such as the payment of royalties in the second quarter of 2008 related to periods prior to 2008.

VNUS' balance sheet at December 31, 2008 included cash, cash equivalents and investments of $85.0 million, approximately $6.9 million more than the third quarter of 2008 due primarily to improved operating results, including growing revenues and improving customer collections.

"Our fourth quarter results substantially exceeded our expectations in every aspect of our business," said VNUS President and Chief Executive Officer Brian
E. Farley. "Product revenue growth of 26% in the quarter with exceptional growth in international sales demonstrates that the market for our products continues to grow well and our products are accepted as a preferred treatment for venous reflux. We are also very pleased that our business generated a 13.7% operating margin in the current quarter compared to 8.3% in the third quarter of 2008. During 2008 we estimate that in the 40 countries where our products are sold, VNUS catheters and devices were used in approximately 10% of the 1.3 million venous reflux procedures performed annually. Taken together, our excellent product acceptance and a large available worldwide market to penetrate, cause us to remain confident of the long term potential to scale our business to further improve profitability. In recognition of this sizeable business opportunity we are continuing our sales and marketing expansion as previously described and as reflected in our 2009 guidance."

VNUS also announced today its business outlook for the first-quarter and full-year 2009.


BUSINESS OUTLOOK
                                       First Quarter 2009        Full Year 2009
                                       ------------------        --------------
                                                Millions except EPS
Total revenues                              $22.9 - $24.1      $107.0 - $111.0
Net product revenues                        $22.0 - $23.0      $102.1 - $105.5
Royalty revenue                             $0.9  - $1.1        $4.9  - $5.5
Gross margin                                68%   - 70%          69%  - 70%
Operating expenses                          $16.0 - $17.1      $64.0  - $66.0
Effective tax rate                             12.0%               12.0%
Net income                                  $0.0  - $0.1        $9.5  - $11.6
GAAP EPS                                    $0.0  - $0.01       $0.55 - $0.69
Average shares outstanding                  16.8  - 16.9         16.9 - 17.2
Adjusted EBITDA                             $1.5  - $1.7        $18.2 - $21.2
Fully Taxed EPS                             $0.0  - $0.0        $0.39 - $0.48

VNUS expects international product revenues to grow at rates higher than overall company rates and expects international revenues to comprise approximately 13-15% of total product revenues during the year. Fluctuations in foreign currency exchange rates may impact the rate of reported US dollar growth of international revenues. VNUS expects that approximately 75% of international revenues in 2009 will be denominated in a foreign currency.

Included in the full year 2009 guidance are operating expense increases over 2008 to sales and marketing between 15% to 18%, research and development between 3% to 5% and general and administrative expenses between 6% to 8%. VNUS currently estimates an overall increase in 2009 quarterly and full fiscal year operating expenses primarily due to increased sales and marketing expenses associated with increased sales activities, increased field sales headcount and additional marketing related expenditures to support new long term business initiatives in domestic and international markets. VNUS estimates that first quarter and full-year 2009 operating expenses will include patent litigation expenses which will range $0.4 - $0.6 million and $1.8 - $2.3 million, respectively.

TODAY'S TELECONFERENCE
VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PT / 5:00 p.m. ET. The call can be accessed by dialing (303) 262-2137 (for both U.S. and international callers). This call will be webcast live and as a replay on the company's website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (303) 590-3000, code 11124466#.

NON-GAAP FINANCIAL INFORMATION:
VNUS' management evaluates and makes operating decisions using various operating measures, including adjusted earnings before interest, taxes, depreciation and amortization, and non-cash charges for stock-based compensation (Adjusted EBITDA), and Fully Taxed EPS calculated by using income after excluding one-time events, assuming no use of net operating loss carryforwards and fully diluted weighted average number of shares (Fully Taxed EPS). The Company believes that these non-GAAP measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and investors in analyzing the Company's ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company's financial results in the way management views the Company's operating results. Management believes Adjusted EBITDA is useful as a supplemental measure of the performance of the Company's operations because it isolates the Company's operating performance from the accounting impact of the Company's financing strategies, tax provisions, and depreciation and amortization. The Company believes that Fully Taxed EPS is useful as a supplemental disclosure because the Company expects to be in a Fully Taxed EPS position on a GAAP basis during 2010. Accordingly, the Company has decided to provide supplemental disclosure of Fully Taxed EPS as a long term measure of growth in earnings on a comparable constant per share basis absent the utilization of net operating loss carryforwards and one-time events, such as the payment of royalties in the second quarter of 2008 related to periods prior to 2008. VNUS believes Adjusted EBITDA and Fully Taxed EPS should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP, as the items excluded in the presentation of Adjusted EBITDA and Fully Taxed EPS are significant components in understanding and assessing financial performance. The reconciliation between GAAP and non-GAAP financial information is provided in the financial statements portion of this release.

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.
VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

FORWARD-LOOKING STATEMENTS
In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as "expects," "estimates," "believes", "assumes" and "plans" or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS' business, market size, market penetration, and revenue and net income forecasts. Actual results may differ materially from current expectations based on a number of factors affecting VNUS' business, including, among other things, overall economic and market conditions; fluctuating foreign exchange rates; changes in reimbursement levels established by governmental and third-party payors; commercial success of VNUS' licensees; changing competitive market, clinical trial data and regulatory conditions; changes in the credit markets impacting the fair value of our investment securities; continued market acceptance of the ClosureFAST catheter; customer and physician preferences; the ability of VNUS to protect its patent position; and the effectiveness of advertising and other promotional campaigns. The reader is cautioned not to unduly rely on these forward-looking statements. The statements in this press release are made as of the date of this press release, even if subsequently made available by VNUS on its web site or otherwise. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS' periodic public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on March 14, 2008 and its Quarterly Report on Form 10-Q filed with the SEC on August 18, 2008. Copies of VNUS' press releases and additional information about VNUS are available on the corporate website at www.vnus.com.

CONTACT:
Peter Osborne
Chief Financial Officer
(408) 360-7499
ir@vnus.com

                        --Financial Statements Attached--

                         VNUS MEDICAL TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)


                                                   December 31,     December 31,
                                                   -----------      ------------
                                                       2008              2007
ASSETS
Current assets:
Cash and cash equivalents                            $  34,898        $  39,269
Short-term investments                                  40,927           24,067
Accounts receivable, net                                12,152           11,456
Inventories                                              4,506            5,485
Prepaid expenses and other current assets                2,073            1,421
                                                     ---------        ---------
Total current assets                                    94,556           81,698
Property and equipment, net                              4,457            4,354
Long-term investments                                    9,294               --
Other assets                                               130              130
                                                     ---------        ---------
Total assets                                         $ 108,437        $  86,182
                                                     =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                     $   2,926        $   2,366
Accrued compensation and benefits                        8,016            6,040
Other accrued liabilities                                1,362            1,571
Deferred revenue, net                                      826              720
                                                     ---------        ---------
Total current liabilities                               13,130           10,697
Other long term liabilities                              1,868            1,996
                                                     ---------        ---------
Total liabilities                                       14,998           12,693
Commitments and Contingencies
Stockholders' equity:
Common stock                                                16               15
Additional paid-in capital                             128,284          122,009
Deferred stock compensation                                 --              (23)
Accumulated other comprehensive income                     163               21
Accumulated deficit                                    (35,024)         (48,533)
                                                     ---------        ---------
Total stockholders' equity                              93,439           73,489
                                                     ---------        ---------
Total liabilities and stockholders' equity           $ 108,437        $  86,182
                                                     =========        =========

                         VNUS MEDICAL TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                                             Three Months Ended          Twelve Months Ended
                                                        December 31,   December 31,   December 31,   December 31,
                                                            2008           2007           2008           2007
                                                         ---------      ---------      ---------      ---------
Net product revenues                                     $  25,981      $  20,571      $  88,283      $  70,904
Royalty revenues                                             1,240             --         12,868             --
                                                         ---------      ---------      ---------      ---------
Net revenues                                                27,221         20,571        101,151         70,904
Cost of revenues                                             8,463          7,041         29,328         25,706
                                                         ---------      ---------      ---------      ---------
Gross profit                                                18,758         13,530         71,823         45,198
                                                         ---------      ---------      ---------      ---------
Operating Expenses:
Sales and marketing                                          7,174          6,876         28,369         25,311
Research and development                                     2,847          2,276         10,443          9,444
General and administrative                                   5,018          4,311         19,672         19,340
                                                         ---------      ---------      ---------      ---------
Total operating expenses                                    15,039         13,463         58,484         54,095
                                                         ---------      ---------      ---------      ---------
Income (loss) from operations                                3,719             67         13,339         (8,897)
Interest and other income, net                                  (3)           882          1,238          3,451
                                                         ---------      ---------      ---------      ---------
Income (loss) before provision for taxes                     3,716            949         14,577         (5,446)
Provision for income taxes                                     226             41          1,068             78
                                                         ---------      ---------      ---------      ---------
Net Income (loss)                                        $   3,490      $     908      $  13,509      $  (5,524)
                                                         =========      =========      =========      =========

Basic net income (loss) per share                        $    0.22      $    0.06      $    0.85      $   (0.36)
Diluted net income (loss) per share                      $    0.21      $    0.05      $    0.81      $   (0.36)

Basic weighted average number of shares                     16,048         15,637         15,897         15,390
Diluted weighted average number of shares                   16,610         16,973         16,595         15,390


Reconciliation of Income (Loss)
  from operations to Adusted EBITDA:
Income (loss) from operations                            $   3,719      $      67      $  13,339      $  (8,897)
Stock-based compensation                                     1,446            400          5,006          2,010
Depreciation and amortization                                  390            309          1,504          1,199
                                                         ---------      ---------      ---------      ---------
Adjusted EBITDA                                          $   5,555      $     776      $  19,849      $  (5,688)
                                                         =========      =========      =========      =========

Calculation of fully taxed EPS for
  periods with net income:
Income before provision for taxes                        $   3,716      $     949      $  14,577
Less one time events:
Royalty revenue related to periods before 2008                  --             --         (8,699)
                                                         ---------      ---------      ---------
Income before taxes                                          3,716            949          5,878
Less taxes at an assumed 38% rate                           (1,412)          (361)        (2,234)
                                                         ---------      ---------      ---------
Fully taxed income                                       $   2,304      $     588      $   3,644
                                                         =========      =========      =========
Divided by diluted weighted average number of shares        16,610         16,973         16,595
                                                         ---------      ---------      ---------
Fully taxed EPS for periods with net income              $    0.14      $    0.03      $    0.22
                                                         =========      =========      =========